 21:

NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  May 18, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Names

Joseph C. Giampetroni to Senior Management Team

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that Joseph C. Giampetroni has joined the company as Vice President of Finance & Business Development. Prior to joining PDC, Mr. Giampetroni was employed by JP Morgan Securities, Inc. and it's predecessors for more than 20 years serving primarily as a client executive in corporate and investment banking. During that time, Mr. Giampetroni was instrumental in assisting clients, including PDC, with their overall capital needs and strategic growth initiatives.

"We are extremely pleased to have Joe join our senior management team after more than 10 years as our primary banker," said Thomas E. Riley, President of PDC. "Joe's experience adds depth to our internal finance capabilities and will greatly enhance the planning and execution of our strategic objectives."

Mr. Giampetroni holds a BBA in Finance and Economics from Eastern Michigan University and is a Series 7 General Securities Registered Representative.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597